Exhibit 4(a).9

GUARANTY AGREEMENT

Reference is hereby made to the Stock Purchase Agreement (the “Stock Purchase Agreement”) dated as of October 6 2006 by and among Ross Systems Inc a company organized and existing under the laws of Delaware (the “Purchaser”); and Advantage Growth Fund registered in England and Wales as a limited partnership with registered number LP8457 having a registered address of 37 Bennetts Hill, Birmingham, B2 5SN, UK, Mr. John Caines having an address of 1 Charlton Park Gate, Cheltenham, GL53 7DJ, UK, Mr. Mark Sutcliffe having an address of Apartment 103, New Hampton Lofts, 99 Branston Street, Birmingham, B18 6BG, UK, Mrs. Siobhan Sutcliffe having an address of Apartment 103, New Hampton Lofts, 99 Branston Street, Birmingham, B18 6BG, UK, Mr. Robert Archer having an address of 446 Quinton Road West, Quinton, Birmingham, B32 1QG, UK, Mr. Robin Wight having an address of 2 Sidney Drive, Kingsley Holt, Stoke on Trent, ST10 2BH, UK, Mr. Steven Massey having an address of 25 Tower Road, Worcester, WR3 7, UK, Mr. Alistair Norman having an address oN, Kings Hall, The Academy, Wake Green Road, Moseley, Birmingham, B13 9HW, UK, Mr. Richard Tester having an address of 1500 Bay Road, Apartment 230, South Beach, Miami, Florida, 33139, USA, Mr. Roy Thomas having an address of 19 Coach House Mews, Coventry Road, Warwick, Warwickshire, CV34 4LD, Mr. John Clement 6 Yam Lane, Dickens Heath, Solihull B90 1TU, UK, W. Richard Craig having an address of 13 Catesby Croft, Loughton, Milton Keynes, MK5 8FH, UK, Mr. Phil Hignett having as address of Apartment 116, 1500 Bay Road, Miami, Florida, 33139 USA, Mr. Colin Downes having an address of 95 The Glassworks, 3 Canal Square, Birmingham B16 8FL, UK, Mr. Dan Saunders having an address of 8 Hyde Lane, Kinver, Stourbridge, DY7 6AF, UK, Mr. Robin West having an address of Apartment 1525, 1508 Bay Road, Miami, Florida, 33131, USA, W. James Wood having an address of 29 Westgate Apartments, 10 Arthur Place, Birmingham, B1 3DA, UK, Mr. James Cutter having an address of 38 Lovelace Avenue, Solihull, West Midlands, B90 3W, UK, W. Andy Neilson having an address of 5 Popular Avenue, Tividale, West Midlands, B69 1RG, Ms. Sarah Weston having an address of 52 Thomfiled Road, Acocks Green, Birmingham, B27 7EB, UK and Ms Di Judd having an address of 162 Farnborough Road, Castle Vale, Birmingham, B35 7NE, (the “Sellers”)

To induce the Sellers to enter into the Stock Purchase Agreement set forth above, CDC Corporation, a company organized under the laws of the Cayman Islands (the “Guarantor”) agrees as of October 6, 2006 as follows:

Section 1. Definitions

All capitalized terms used but not defined in this Guaranty Agreement will have the meanings attributed to them in the foregoing Stock Purchase Agreement.

Section 2. Guaranty

The Guarantor unconditionally and irrevocably guarantees the prompt performance by the Purchaser in full of all of its obligations under the Stock Purchase Agreement and all ancillary agreements and arrangements (with the intent that the Guarantor either will procure that the Purchaser performs such obligations or will itself perform such obligations of the Purchaser) and the full and prompt payment when due, whether at stated maturity, by acceleration, or otherwise, of:-

(a) the Tranche 2 Consideration under the Stock Purchase Agreement, whether now or hereafter existing, and whether for principal, interest, fees, expenses, or otherwise; and

(b) all sums due in respect of the Series “A” Loan Notes and/or the Series “B” Loan Notes whether now or hereafter existing, and whether for principal, interest, fees, expenses, or otherwise.

Section 3. Guaranty is Absolute

This guaranty is an absolute guaranty of payment and is not a guaranty of collection. This Guaranty Agreement will not be discharged except by indefeasible payment, in cash, of the Tranche 2 Consideration under this Guaranty Agreement immediately following a written demand by the Sellers’ Representative. The Guarantor guarantees that the Tranche 2 Consideration will be paid and all the other guaranteed obligations performed strictly in accordance with the terms of the Stock Purchase Agreement, regardless of any law, regulation, or order now or hereafter in effect in any jurisdiction affecting any of such terms or the rights of the Sellers with respect to them. Without limitation, the liability of the Guarantor under this Guaranty Agreement is absolute and unconditional irrespective of:

(a) Any lack of validity or enforceability of any provision of the Stock Purchase Agreement or any other agreement or instrument relating to the Stock Purchase Agreement, or avoidance or subordination of any of the Tranche 2 Consideration or other obligations guaranteed hereby;

(b) Any change in the time, manner, or place of payment of, or in any other term of, or any increase in the amount of the Tranche 2 Consideration, or any other amendment or waiver of any term of, or any consent to depart from any requirement of, any of the Stock Purchase Agreement;

(c) The absence of (i) any attempt to collect any of the guaranteed obligations or (ii) any other action to enforce the same or the election of any remedy by the Sellers;

(d) Any waiver, consent, extension, forbearance, or granting of any indulgence by the Sellers with respect to any provision of the Stock Purchase Agreement;

Section 4. Amendments

No amendment or waiver of any provision of this Guaranty Agreement nor consent to any departure by the Guarantor from this Guaranty Agreement will be effective unless it is in writing and signed by the Sellers, and then will be effective only in the specific instance and for the specific purpose for which it is given.

Section 5. Notices

All notices, requests, demands, consents, instructions or other communications required or permitted hereunder shall be in writing and be delivered by FedEx, courier or fax to each party as follows:

If to the Sellers, to:

Mr. Mark Sutcliffe

Apartment 103

New Hampton Lofts

99 Branston Street

Birmingham B18 6BG UK

Fax: 0121

If to the Guarantor, to:

CDC Corporation

33/F Citicorp Centre

18 Whitfield Road

Causeway Bay

Hong Kong

Fax: 852 2893 5245

Attn: Chief Executive Officer

All such notices, requests, demands, consents, instructions or other communications shall be effective: (a) when sent by Federal Express or other overnight service of recognized standing, on the second business day following the deposit with such service; and (b) when faxed, upon confirmation of receipt regardless of whether such notice, request or other communication is received by any other Person to whom a copy of such notice is to be delivered pursuant to this Section. Any party from time to time may change its address, facsimile number or other information for the purpose of notices to that party by giving notice specifying such change to the other party hereto.

Section 6. Remedies

6.1 The Sellers’ delay in exercising or failure to exercise any right under this Guaranty Agreement will not operate as a waiver of this Guaranty Agreement, nor will any single or partial exercise of any right under this Guaranty Agreement preclude any other or further exercise thereof or the exercise of any other right. The Sellers’s remedies under this Guaranty Agreement are cumulative and not exclusive of any remedies provided by law or under the Stock Purchase Agreement.

6.2 The Sellers’ failure at any time to require strict performance by the Purchaser, the Guarantor, or any other Person of this Guaranty Agreement or the Stock Purchase Agreement will not waive, affect, or diminish any right of the Sellers at any time to demand strict performance thereof, and that right will not be deemed to have been modified or waived by any course of conduct or knowledge of the Sellers.

6.3 No waiver by the Sellers of any default will operate as a waiver of any other default or of the same default on a future occasion, and no action by the Sellers permitted under this Guaranty Agreement or the Stock Purchase Agreement will in any way affect or impair any of the Sellers’s rights or the Guarantor’s obligations under this Guaranty Agreement or the Stock Purchase Agreement. Any determination by a court of competent jurisdiction of the amount of any principal, interest, or other amount constituting any of the guaranteed obligations will be conclusive and binding on the Guarantor irrespective of whether the Guarantor was a party to the suit or action in which the determination was made (except as may be required by law); provided, however, that the Sellers shall provide notice to the Guarantor of any such action thereof.

Section 7. Successors and Assigns

This Guaranty Agreement is binding on and inures to the benefit of the Guarantor, the Sellers, and their respective heirs, successors, and assigns. The Sellers may assign or otherwise transfer any of the guaranteed obligations owing to it to any other Person to whom the Stock Purchase Agreement may be lawfully assigned or otherwise transferred pursuant to the provisions thereof, and that other Person will become vested with all the rights and benefits of this Guaranty Agreement with respect to the obligations so transferred or assigned. All references to the Purchaser or to the Guarantor include their respective successors and assigns, including, without limitation, a receiver, trustee, or debtor-in-possession of or for the Purchaser or the Guarantor.

Section 8. Reinstatement

This Guaranty Agreement will remain in full force and effect and continue to be effective notwithstanding (a) the filing of any petition by or against the Purchaser for liquidation or reorganization, (b) the Purchaser’s insolvency, (c) the Purchaser’s making of an assignment for the benefit of creditors, or (d) the appointment of a receiver or trustee for any of the Purchaser’s assets, and will, to the fullest extent permitted by law, continue to be effective or be reinstated, as the case may be, if at any time payment and performance of the guaranteed obligations, or any part of them, is avoided, rescinded, or reduced in amount, or must otherwise be restored or returned by any obligee of the guaranteed obligations, whether as a “voidable preference,” a “fraudulent transfer,” or otherwise, all as though such payment or performance had not been made. If any payment is avoided, rescinded, reduced, restored, or returned, the guaranteed obligations will, to the fullest extent permitted by law, be reinstated and deemed reduced only by amounts not avoided, rescinded, reduced, restored, or returned.

Section 9. Governing Law

This Guaranty Agreement will be governed by and construed in accordance with the laws of England and Wales.

The Guarantor enters into this Guaranty Agreement as of the date first written above.

CDC Corporation

By	/s/ Peter Yip
Name:	Mr. Peter Yip
Title:	Chief Executive Officer

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